Exhibit 99.1

Mobileye Discloses Fourth-Quarter and Full-Year 2022 Results and Business Update

•	Revenue increased 59% year over year to $565 million in the fourth quarter.

•	Diluted EPS (GAAP) was $0.04 and Adjusted Diluted EPS (Non-GAAP) was $0.27 in the fourth quarter.

•	Future business backlog continues to grow, with 2022 ADAS (including SuperVisionTM) design wins projected to generate future revenue of $6.7 billion across 64 million units by 2030.[1]

•	Advanced ADAS products, such as SuperVisionTM contributed meaningfully to our revenue growth and resulted in Average System Price[2] increasing to $56.2 in fourth quarter 2022 from $48.3 in the prior year period.

•	Generated net cash from operating activities of $546 million in the year ended December 31, 2022. Our balance sheet is strong with $1.0 billion of cash and cash equivalents and zero debt as of December 31, 2022.

JERUSALEM – Jan. 26, 2023 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months and for the year ended December 31, 2022.

“Our fourth quarter performance is an excellent example of how ramping volumes of our advanced solutions can impact financial performance, as higher average system price amplified strong volume growth, leading to 59% overall revenue growth,” said Mobileye President and CEO Prof. Amnon Shashua. “I’m also very pleased with our business development traction as our OEM customers are increasingly recognizing the scalability of our product portfolio for the following reasons: 1) Adopting SuperVisionTM, an eyes-on, hands-off ADAS system operating across a broad operational design domain (ODD) makes scaling to eyes-off autonomous systems an incremental step rather than a series of moonshots; 2) Mobileye’s EyeQ KitTM software development kit, developed over the last five years, enables OEMs to differentiate their systems on top of our core technology assets; and, 3) Regulatory and consumer proof-points will be increasingly important and Mobileye has a clear, multi-pronged approach for data-driven validation. As planned, we will continue to invest heavily (while maintaining strong profitability) during 2023 to productize and launch our advanced solutions as my confidence level on delivering high returns to all stakeholders has never been higher.”

Fourth Quarter and Full-Year 2022 Business Highlights

•	Business development activity was very robust in 2022. As disclosed in our CES presentation, projected future revenue (through 2030) from design wins achieved in just 2022 alone totaled $6.7 billion across 63.6 million incremental units. This is more than 3.5x the revenue we generated in 2022 and the projected average system price indicates strong traction for our advanced solutions.[1]

•	We continue to execute very well in our core ADAS business, as we launched systems into 233 distinct vehicle models in 2022 and pricing and gross profit per unit remained consistent with historical levels.

•	SuperVisionTM ECU shipments to ZEEKR were over 90,000 units in 2022 and we are prepared for a series of launches on additional ZEEKR models as well as for multiple other brands under the Geely Holding Group umbrella during 2023. Demand for SuperVisionTM continues to run above our ability to supply (certain ECU components are still somewhat constrained, particularly in 1st half 2023). We expect volumes to more than double year over year in 2023 but we expect shipments to be significantly higher in the 2nd half of 2023 as compared to the first half.

•	We recently kicked off development with a premium European automaker for a SuperVisionTM program targeting delivery in 2025. Importantly, the scope of this strategic relationship expanded to include an eyes-off / hands-off ChauffeurTM program. This trend is consistent with other OEMs where we are in advanced discussions and is a proof-point on our belief that SuperVisionTM, in addition to a near-term profit opportunity for our customers, also naturally serves as a scalable foundation for Consumer AV.

•	We continue to build strong relationships with Mobility-as-a-Service customers, both on the demand and supply side, with our Mobileye DriveTM self-driving system serving as the enabler. In a recent development, we secured one such program with a leading EU light commercial vehicle OEM.

Fourth Quarter 2022 Financial Summary and Key Explanations (Unaudited)

GAAP
U.S. dollars in millions	Q4 2022	Q4 2021	% Y/Y
Revenue	$565	$356	59%
Gross Profit	$300	$154	95%
Gross Margin	53%	43%	+984bps
Operating Income (Loss)	$24	$(44)	*NM
Operating Margin	4%	(12)%	+1,661bps
Net Income (Loss)	$30	$(53)	*NM
EPS - Basic	$0.04	$(0.07)	*NM
EPS - Diluted	$0.04	$(0.07)	*NM

*Not Meaningful

Non-GAAP
U.S. dollars in millions	Q4 2022	Q4 2021	% Y/Y
Revenue	$565	$356	59%
Adjusted Gross Profit	$416	$274	52%
Adjusted Gross Margin	74%	77%	(339)bps
Adjusted Operating Income	$217	$121	79%
Adjusted Operating Margin	38%	34%	+440bps
Adjusted Net Income	$215	$97	121%
Adjusted EPS - Basic	$0.27	$0.13	110%
Adjusted EPS - Diluted	$0.27	$0.13	110%

•	Revenue of $565 million increased 59% as compared to fourth quarter of 2021. EyeQ® SoC-related revenue grew 48% in the quarter due to a combination of volume and ASP growth. The remaining growth was primarily generated by SuperVisionTM related revenue, despite this product being less than 1% of our overall unit volume.

•	Average System Price was $56.2 in fourth quarter 2022 as compared to $48.3 in the prior year period, driven primarily by increased mix of advanced products. Price increases to offset the increased cost of our EyeQ chip due to global inflationary pressures also contributed to the Average System Price increase but to a lesser extent.

•	Gross Margin increased by nearly 10 percentage points in the fourth quarter 2022 as compared to the prior year period. This increase was primarily due to the lower impact of the cost attributable to amortization of intangible assets as a percentage of revenue, partially offset by increased sales of SuperVisionTM which contributes lower percentage gross margin given the greater hardware content in this product.

•	Adjusted Gross Margin (a non-GAAP measure) declined by 3 percentage points in the fourth quarter 2022 as compared to the prior year period. The year over year decrease was primarily due to increased sales of SuperVisionTM which contributes higher gross profit dollars per unit but lower percentage gross margin given the greater hardware content. Adjusted Gross Margin on our core EyeQ® SoC line of products remained stable in the high 70% range.

•	Operating Margin increased by over 16 percentage points on a year over year basis. The increase was primarily driven by conversion of revenue growth into gross profit that significantly outpaced year-over-year growth in operating expenses, as well as the lower impact of the cost attributable to amortization of intangible assets as a percentage of revenue.

•	Adjusted Operating Margin (a non-GAAP measure) increased by approximately 4 percentage points in the fourth quarter 2022 as compared to the prior year period. The increase was driven by conversion of revenue growth into gross profit that significantly outpaced year-over-year growth in operating expenses. Adjusted Operating Margin in fourth quarter 2022 was higher than our expectations due to a number of expense items that were projected for 2022 but shifted to 2023, primarily in the area of non-recurring engineering (NRE) development projects.

•	Operating cash flow for the year ended December 31, 2022 was $546 million. Purchases of property and equipment was $111 million for that same period.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2023 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 30, 2023. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Stock-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2023
U.S. dollars in millions	Low	High
Revenue	$2,192	$2,282
Operating Loss	$(160)	$(110)
Amortization of acquired intangible assets	$474	$474
Share-based compensation expense	$263	$263
Adjusted Operating Income	$577	$627

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, January 26, 2023, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022, during the year ended December 31, 2022. Operating margin is calculated as operating income (loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, and expenses related to our initial public offering that was completed on October 28, 2022, during the year ended December 31, 2022, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS (Earnings Per Share) is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 125 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s Business Outlook and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2023 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply, including our expectation that supply chain issues will ease in the second half of 2023; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our addressable markets, estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectation

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Registration Statement (No. 333-267685) on Form S-1, particularly in the section entitled the “Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Full Year 2022 Financial Results

Mobileye Global Inc.

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
U.S. dollars in millions, except share and per share amounts	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Revenue	$565	$356	$1,869	$1,386
Cost of revenue	265	202	947	731
Gross profit	300	154	922	655

Research and development, net	224	154	789	544
Sales and marketing	29	36	120	134
General and administrative	23	8	50	34
Total operating expenses	276	198	959	712

Operating income (loss)	24	(44)	(37)	(57)
Interest income with related party	9	1	18	3
Interest expense with related party	(4)	—	(24)	—
Other income (expense), net	5	(3)	11	(3)

Income (loss) before income taxes	34	(46)	(32)	(57)
(Provision) for income taxes	(4)	(7)	(50)	(18)
Net income (loss)	$30	$(53)	$(82)	$(75)
Earnings (loss) per share:
Basic	$0.04	$(0.07)	$(0.11)	$(0.10)
Diluted	$0.04	$(0.07)	$(0.11)	$(0.10)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic	788	750	759	750
Diluted	791	750	759	750

Mobileye Global Inc.

Consolidated Balance sheets (unaudited)

U.S. dollars in millions	December 31, 2022	December 25, 2021
Assets
Current assets
Cash and cash equivalents	$1,024	$616
Trade account receivables, net	269	155
Inventories	113	97
Related party loan	—	1,326
Other current assets	110	76
Total current assets	1,516	2,270
Non-current assets
Property and equipment, net	384	304
Intangible assets, net	2,527	3,071
Goodwill	10,895	10,895
Other long-term assets	119	115
Total non-current assets	13,925	14,385
TOTAL ASSETS	$15,441	$16,655
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$189	$160
Employee related accrued expenses	88	102
Related party payable	73	163
Other current liabilities	34	49
Total current liabilities	384	474
Non-current liabilities
Long-term employee benefits	56	94
Deferred tax liabilities	162	181
Other long-term liabilities	45	17
Total non-current liabilities	263	292
TOTAL LIABILITIES	$647	$766
TOTAL EQUITY	14,794	15,889
TOTAL LIABILITIES AND EQUITY	$15,441	$16,655

Mobileye Global Inc.

Consolidated Cash Flows (unaudited)

	Year Ended
U.S. dollars in millions	December 31, 2022	December 25, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(82)	$(75)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	23	17
Share-based compensation	174	97
Amortization of intangible assets	544	509
Exchange rate differences on cash and cash equivalents	6	—
Deferred income taxes	(9)	(29)
Interest on Dividend Note, net	18	—
Interest with related party, net	12	20
Other	(2)	—
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivables	(114)	(62)
Decrease (increase) in other current assets	(10)	(17)
Decrease (increase) in inventories	(16)	31
Increase (decrease) in account payables and accrued expenses	58	59
Increase (decrease) in employee-related accrued expenses and long term benefits	(52)	36
Increase (decrease) in other current-liabilities	(16)	20
Decrease (increase) in other long term assets	17	(7)
Increase (decrease) in long-term liabilities	(5)	—
Net cash provided by operating activities	546	599

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(111)	(143)
Repayment of loan due from related party	1,635	460
Issuance of loan to related party	(336)	(474)
Other	(1)	—
Net cash provided by (used in) investing activities	1,187	(157)

CASH FLOWS FROM FINANCING ACTIVITIES
Business combination deferred consideration payment	—	(90)
Net transfers from Parent	84	181
Dividend paid	(337)	—
Share-based compensation recharge	(280)	—
Proceeds from initial public offering, net of offering costs	1,034	—
Equity transaction in connection with the legal purchase of Moovit entities	(900)	—
Repayment of Dividend Note with related party	(918)	—
Net cash provided by (used in) financing activities	(1,317)	91

Effect of foreign exchange rate changes on cash and cash equivalents	(6)	(1)
Increase in cash, cash equivalents and restricted cash	410	532
Balance of cash, cash equivalents and restricted cash, at beginning of year	625	93
Balance of cash, cash equivalents and restricted cash, at end of year	$1,035	$625

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Year Ended
	December 31, 2022		December 25, 2021		December 31, 2022		December 25, 2021
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$300	53%	$154	43%	$922	49%	$655	47%
Add: Amortization of acquired intangible assets	114	20%	119	33%	469	25%	419	30%
Add: Share-based compensation expense	2	—%	1	—%	2	—%	1	—%
Adjusted Gross Profit	$416	74%	$274	77%	$1,393	75%	$1,075	78%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Year Ended
	December 31, 2022		December 25, 2021		December 31, 2022		December 25, 2021
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$24	4%	$(44)	(12)%	$(37)	(2)%	$(57)	(4)%
Add: Amortization of acquired intangible assets	131	23%	141	40%	544	29%	509	37%
Add: Expenses related to the IPO	—	—%	—	—%	4	—%	—	—%
Add: Share-based compensation expense	62	11%	24	7%	174	9%	97	7%
Adjusted Operating Income	$217	38%	$121	34%	$685	37%	$549	40%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Year Ended
	December 31, 2022		December 25, 2021		December 31, 2022		December 25, 2021
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$30	5%	$(53)	(15)%	$(82)	(4)%	$(75)	(5)%
Add: Amortization of acquired intangible assets	131	23%	141	40%	544	29%	509	37%
Add: Expenses related to the IPO	—	—%	—	—%	4	—%	—	—%
Add: Share-based compensation expense	62	11%	24	7%	174	9%	97	7%
Less: Income tax effects	(8)	(1)%	(15)	(4)%	(35)	(2)%	(57)	(4)%
Adjusted Net Income	$215	38%	$97	27%	$605	32%	$474	34%

Supplemental Information - Average System Price

	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
EyeQ and SuperVision revenue (U.S. dollars in millions)	$337	$378	$441	$432	$543
Number of systems shipped (in millions)	7.0	7.4	8.5	8.2	9.7
Average system price (U.S. dollars)	$48.3	$51.0	$52.0	$53.0	$56.2

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com